As filed with the Securities and Exchange Commission on September 10, 2025
Registration No. 333-__________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Klarna Group plc
(Exact Name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

England and Wales (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)
Klarna Group plc 2025 Omnibus Incentive Plan
Restricted Share Unit Program
Individual Contributor Share Warrant
Agreements Series L3 to L7, L10 and L11
Individual Contributor Option Agreements for
Ordinary Shares
Individual Contributor Option Agreements for C
Shares
(Full title of the plan)
10 York Road
London SE1 7ND
United Kingdom
Tel.: +44 8081 893 333
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Klarna Inc.
800 N. High St., Ste. 400
Columbus, Ohio 43215
Tel.: +1 (844) 552 7621
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Byron Rooney
Adam Kaminsky
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
+1 212 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents are incorporated herein by reference:
(a) The Registrant’s Registration Statement on Form F-1 filed with the Commission on September 8, 2025 (Registration No. 333-285826), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed (the “Form F-1”);
(b) The Registrant’s prospectus to be filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form F-1, as amended (Registration No. 333-285826);
(c) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Registrant’s Registration Statement referred to in clause (a) above;
(d) The description of the Registrant’s share capital which is contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 9, 2025 (Registration No. 001-42832), including any amendments or supplements thereto.
In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Subject to the provisions of the Companies Act, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every director, former director and secretary of the Company (the “Relevant Officer”) shall have the benefit of the following indemnification provisions in the Company’s articles of association against any liability incurred by or attaching to them (and including all costs, charges, losses, expenses and liabilities incurred by them in relation thereto), provided that the articles of association shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause the articles of association, or any element of them, to be treated as void under the Companies Act:
•in connection with any negligence, default, breach of duty or breach of trust by them in relation to the Company or any associated company (as defined in section 256 of the Companies Act) thereof, other than: (i) any liability incurred to the Company or any associated company thereof; (ii) the payment of a fine imposed in any criminal proceeding or a sum payable to a regulatory authority by way of a penalty in respect of noncompliance with any requirement of a regulatory nature (however arising); (iii) the defense of any criminal proceeding if the Relevant Officer is convicted; (iv) the defense of any civil proceeding brought by the Company or its associated company in which judgment is given against the Relevant Officer; and (v) any application for relief under sections 661(3), 661(4) or 1157 of the Companies Act in which the court refuses to grant relief to the Relevant Officer; and
•in relation to or in connection with their duties, powers or office, including in connection with the activities of the Company or an associated company thereof in their capacity as a trustee of an occupational pension scheme, other than: (i) the payment of a fine imposed in any criminal proceeding or a sum payable to a regulatory authority by way of a penalty in respect of noncompliance with any requirement of a regulatory nature (however arising); and (ii) the defense of any criminal proceeding if the Relevant Officer is convicted.
Subject to the provisions of the Companies Act, the Company may provide any Relevant Officer with funds to meet expenditures incurred or to be incurred by them: (i) in defending any criminal or civil proceedings in connection with any negligence, default, breach of duty or breach of trust by them in relation to the Company or an associated company thereof, or (ii) in connection with any application for relief under the provisions mentioned in section 205 of the Companies Act and otherwise may take any action to enable any such Relevant Officer to avoid incurring such expenditure. Relevant Officers who have received payment from the Company under the relevant indemnification provisions must repay the amount they received in accordance with the Companies Act or in any other circumstances that the Company may prescribe or where the Company has reserved the right to require repayment.
In connection with this offering, we have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters.
In addition, we will enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements will provide our directors and executive officers with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted by law. We will also indemnify such persons to the extent they serve at our request as a director or officer of any of our subsidiaries, to the fullest extent permitted by law.
Certain of our nonemployee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
The underwriting agreement to be filed as Exhibit 1.1 to Form F-1 will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors or officers pursuant to any of the arrangements described above, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Exhibit Description

3.1	Form of Articles of Association of Klarna Group plc (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, No. 333-285826)

5.1*	Opinion of Davis Polk & Wardwell London LLP

23.1*	Consent of Ernst & Young AB

23.2*	Consent of Davis Polk & Wardwell London LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included in the signature pages hereto)

99.1	Klarna Group plc 2025 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form F-1, No. 333-285826)

99.2	Restricted Share Unit Program (incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form F-1, No. 333-285826)

99.3	Form of Option Agreement between Klarna Group plc and certain executive officers (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form F-1, No. 333-285826)

99.4
Form of Warrant Agreement (Series L[x]) between Klarna Bank AB and certain executive officers (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form F-1, No. 333-285826)

99.5	Form of Terms and Conditions for Warrants (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form F-1, No. 333-285826)

99.6
Form of Fixed Equity Option Agreement between Klarna Group plc and certain executive officers (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form F-1, No. 333-285826)

99.7
Form of Option Agreement between Klarna Group plc and Sebastian Siemiatkowski with respect to C Shares (incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form F-1, No. 333-285826)

99.8
Form of Fixed Equity Option Agreement between Klarna Group plc and Sebastian Siemiatkowski with respect to C Shares (incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form F-1, No. 333-285826)

107.1*	Filing Fee Table

*Filed herewith.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, on the date of September 10, 2025.

KLARNA GROUP PLC.

By:	/s/ Sebastian Siemiatkowski
Name:	Sebastian Siemiatkowski
Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sebastian Siemiatkowski, Niclas Neglén and Boudien Moerman, and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Sebastian Siemiatkowski	Chief Executive Officer and Director	September 10, 2025
Sebastian Siemiatkowski	(principal executive officer)

/s/ Niclas Neglén	Chief Financial Officer and Director	September 10, 2025
Niclas Neglén	(principal financial officer)

/s/ Anthony Greenway	Chief Accounting Officer	September 10, 2025
Anthony Greenway	(principal accounting officer)

/s/ Michael J. Moritz	Chairperson of the Board of Directors	September 10, 2025
Michael J. Moritz

/s/ Roger W. Ferguson Jr.	Director	September 10, 2025
Roger W. Ferguson Jr.

/s/ Lise Kaae	Director	September 10, 2025
Lise Kaae

/s/ Omid R. Kordestani	Director	September 10, 2025
Omid R. Kordestani

/s/ Andrew Reed	Director	September 10, 2025
Andrew Reed

/s/ Sarah Smith	Director	September 10, 2025
Sarah Smith

/s/ Mateusz Staniszewski	Director	September 10, 2025
Mateusz Staniszewski

/s/ Markus Villig	Director	September 10, 2025
Markus Villig

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE
Under the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Klarna Group plc, has signed this registration statement or amendment thereto on September 10, 2025.

Authorized U.S. Representative

By:	/s/ Deana Toner
Name: Title:	Deana Toner Authorized Representative of Klarna Group plc in the United States